Exhibit 10.1

CERTAIN INFORMATION (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED

COMMERCIAL SERVICES AGREEMENT

This Commercial Services Agreement (the "Agreement") is made on January 5, 2019 (the “Effective Date”) by and between:

Evoke Pharma, Inc., with a place of business at 420 Stevens Avenue, Suite 370, Solana Beach, CA (“Evoke”); and

Novos Growth, LLC, with a place of business at 150 N Riverside Plaza, Suite 3400, Chicago, IL 60606 (“Novos”).

Evoke and Novos are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

BACKGROUND

Whereas, Evoke is a pharmaceutical company that owns Commercialization (as defined below) rights of the Product (as defined below) in the Territory (as defined below);

Whereas, Novos is a pharmaceutical consulting services company that has experience supervising and managing the day-to-day marketing and distribution of pharmaceutical products; and

Whereas, Evoke wishes to engage Novos to supervise and manage the day-to-day Commercialization of the Product in the Territory (as defined below) under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other consideration received by the Parties, the Parties hereby agree as follows:

1.	DEFINITIONS

For the purposes of this Agreement, the following words and expressions shall have the stated definitions:

1.1.

“Act” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended from time to time, together with any rules, regulations, guidances, guidelines and requirements of the FDA as may be in effect from time to time.

1.2.

“Adverse Event” means the development of an undesirable or unexpected medical condition or the deterioration of a pre-existing medical condition following or during exposure to the Product, whether or not considered causally related to the Product, the exacerbation of any pre-existing condition(s) occurring following or during the use of the Product or any other adverse event, adverse experience or adverse drug experience described in the FDA’s Investigational New Drug safety reporting and post-marketing reporting regulations, 21 C.F.R. § 312.32, § 314.80 and § 600.80, respectively, as they may be amended from time to time.  For purposes of this Agreement, without limiting the forgoing, “undesirable medical condition” includes symptoms (e.g., nausea, chest pain), signs (e.g., tachycardia, enlarged liver) or the abnormal results of an investigation (e.g., laboratory findings, electrocardiogram), including unfavorable side effects, toxicity, injury, overdose, sensitivity reactions or failure of the Product to exhibit its expected pharmacologic/biologic effect.

1.3.

"Affiliate" means any entity that is, directly or indirectly, controlled by, under common control with, or in control of a party, where "control" means power to elect or appoint a majority of directors or to direct the management of an entity.

1.4.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, the Anti-Kickback Statute, the False Claims Act, the Department of Health and Human Services Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers, released April 2003, the Antifraud and Abuse Amendment to the Social Security Act, and any other applicable law, rule, regulation or industry code governing anti-bribery and anti-corruption laws and laws for the prevention of kickbacks, fraud, abuse, racketeering, money laundering or terrorism.

1.5.

“Applicable Law” means (a) all applicable laws, rules and regulations, including any applicable rules, regulations, guidelines or other requirements of Governmental Authorities that may be in effect in the Territory from time to time during the Term, including (i) the Act, (ii) the PDMA, (iii) Anti-Corruption Laws, (iv) all federal, state or local statutes, laws, ordinances, regulations or guidelines relating to employment, safety and health of employees and the withholding and payment of required taxes with respect to employees, (v) all federal, state or local statutes, laws, ordinances, regulations or guidelines relating to data protection and privacy, including the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act and the Health Information Technology for Economic and Clinical Health Act and (b) the PhRMA Code on Interactions with Healthcare Professionals.

1.6.	"Business Day" means a day on which companies in the United States are generally open for business.
1.7.

“Change of Control” means (x) the acquisition of Evoke by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation in which the majority of the outstanding shares of Evoke are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding any transaction effected primarily for the purpose of changing Evoke’s jurisdiction of incorporation), unless Evoke’s shareholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions hold at least a majority of the voting power of the surviving or acquiring entity or (y) a sale of all or substantially all of the assets of Evoke to which this Agreement pertains.

1.8.

"Commercialization", "Commercialize" and "Commercializing" mean all of the normal and customary activities undertaken by a pharmaceutical company to accomplish the commercialization of a pharmaceutical product, including without limitation the storage, distribution, sales, promotion and marketing of the Product and managing returns of the Product, Patient Access Programs, and reimbursements but expressly excludes activities related to development or testing of the Product or Manufacturing.

1.9.

"Commercial Launch" the first dispensation of the Product by a pharmacy in the Territory after NDA Approval of the Product.  For clarity, “Commercial Launch” does not include the provision of Product to Third Parties solely as samples or donations, or for clinical trials or other research and development activities.

1.10.

“Competing Product” means a product with an indication approved by FDA for the treatment of gastroparesis or gastric stasis, which for purposes of this Agreement, shall not be deemed to be the treatment of constipation.

1.11.	“Compliance Provisions” means those representations, warranties and covenants of Novos set forth in Section 6.2, Section 6.3, and Section 8.1.
1.12.

"Confidential Information" means all business, operational, marketing, financial, technical, manufacturing, scientific, or other information that is confidential or proprietary to a Party, an Affiliate of a Party, and is not generally known to the public, and shall include Manufacturing Data and this Agreement (and the terms hereof).

1.13.

“Contribution Profit” means Net Sales, less the following:  [***].  In the event of any dispute arising between the Parties on the determination or calculation of Contribution Profit or any component or accounting thereof that the Parties are unable to resolve despite negotiating in good faith, either Party may submit the dispute to a neutral and mutually agreeable nationally recognized public accounting firm, for a determination thereof, whose decision shall be binding upon the Parties.

1.14.

“Corporate Trademarks” means the trade names, corporate names and corporate logos of Evoke or Evoke’s Affiliates used in the Prescribing Information, Promotional Materials, training materials or other material provided hereunder or otherwise authorized or approved by Evoke.

1.15.	“Data Fees” means fees paid to third parties, such as [***], for physician prescribing data.
1.16.	“Designated Samples” means Product that is designated for use as patient samples by Evoke.
1.17.

“Detail” means a face-to-face visit during which a Sales Force representative makes a presentation with respect to the Product to an Eligible Prescriber, such that (i) the relevant characteristics of the Product are described by the Sales Force representative in a fair and balanced manner consistent with the requirements of this Agreement and Applicable Law and (ii) such Eligible Prescriber is given an opportunity to place an order for Product in accordance with this Agreement.  When used as a verb, “Detail” means to perform a Detail.

1.18.	“Eligible Prescriber” means a health care provider that (a) has the authority to prescribe the Product under Applicable Law and (b) is allowed to receive all forms of promotion.
1.19.

“Evoke Commercialization Costs” means all direct out-of-pocket costs incurred by Evoke (including any cost for which Evoke reimburses Novos for the Novos Commercialization Costs) for the Commercialization of the Product (including, without limitation, the costs of the Sales Force) that are: (i) prior to Commercial Launch, identified in the Commercialization Plan and incurred within the budgeted amounts set forth in the Commercialization Budget; and (ii) following Commercial Launch, identified in the Commercialization Plan and incurred within plus or minus [***] of the budgeted amounts set forth in the Commercialization Budget.

1.20.	“Executive Officers” means, with respect to Evoke, its Chief Executive Officer, and with respect to Novos, its Chief Executive Officer.
1.21.	“FDA” means the Unites States Food and Drug Administration.
1.22.	“Field Alert” means a field alert report, as required under 21 C.F.R. § 314.81(b)(1), as such regulation may be amended from time to time.
1.23.

“Governmental Authority” means any supranational, international, federal, state or local court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, including FDA.

1.24.

"Intellectual Property Rights" means all intellectual property rights anywhere in the world, whether or not registered, including patents, utility models, rights in inventions, trademarks, service marks, rights in trade dress (including product configuration and packaging), rights in business and trade names, rights in domain names, designs, copyrights, trade secrets, rights in know-how and confidential information, and, in each case, rights of a similar or corresponding character.

1.25.

"Know-How" means all proprietary information related to Product, including all patentable and non-patentable inventions, discoveries, technologies, knowledge, trade secrets, experience, skill, techniques, methods, processes (including manufacturing processes), procedures, formulas, compounds, compositions of matter, assays, tests (including diagnostic tests), materials, specifications, descriptions, results and data (including Manufacturing Data), business or financial information or information of any type whatsoever, in any tangible or intangible form, marketing reports, business plans, standard operating procedures, and procedures.

1.26.

"Commercialization Know-How" means the Know-How in the possession of Evoke as of the Effective Date of this Agreement or that becomes controlled by Evoke at any time during the Term, and is reasonably required for the Commercialization of the Product in the Territory.

1.27.

"Manufacture" and "Manufacturing" mean all activities related to the manufacture of a pharmaceutical product for the Territory, including without limitation manufacturing for clinical use or commercial sale, as well as compliance with Applicable Laws relating to the foregoing activities, but expressly excludes activities related to Commercialization.

1.28.

"Manufacturing Data" means all data, information, material, and documentation developed or generated with respect to the Manufacturing of a pharmaceutical product, including manufacturing and control data and other data and documentation requested by or submitted to a Regulatory Authority.

1.29.

“NDA” means a New Drug Application filed with the FDA requesting permission to place a drug on the market in accordance with 21 CFR Part 314, and all amendments or supplements filed pursuant to the requirements of the FDA.

1.30.	“NDA Approval” means the approval of a NDA by FDA for Commercialization of the Product.
1.31.

"Net Sales" with respect to the Product means the gross amount actually invoiced by Evoke and its Affiliates for sales by Evoke and its Affiliates of the Product to Third Parties in a bona-fide, arms-length transaction, as determined by Evoke’s usual and customary accounting methods, which are in accordance with Evoke’s accounting standards as consistently applied, less the following deductions from such gross amounts which are actually incurred, allowed, accrued or specifically allocated in accordance with Evoke’s standard business practices:

[***]

For the avoidance of doubt, sales or other transfers of Product between or among Evoke and/or its Affiliates shall not be counted for purposes of determining Net Sales, but resale of such Product by Evoke or any Affiliate to Third Parties shall be counted for purposes of determining Net Sales.  Furthermore, Net Sales shall not include use of or distribution by Evoke or its Affiliates of Product for non-clinical or clinical studies, patient-assistance programs, charitable donations or compassionate use.

1.32.

“Other Reportable Information” means any communication or other information that is otherwise required to be reported by Novos to Evoke in accordance with the training to be provided under this Agreement, other than Adverse Events.

1.33.

“Patient Access Programs” means programs to assist patients with filling their prescriptions, including, without limitation, through help desks, triage procedures, bailment programs, and reduced cost or no cost prescription fulfillment.

1.34.	“PDMA” means the Prescription Drug Marketing Act of 1987, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder and in effect from time to time.
1.35.

“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or any other legal entity, including a Governmental Authority.

1.36.	“Prescribing Information” means the FDA-approved labeling for the Product.
1.37.

"Product" means GimotiTM, the nasally delivered formulation of metoclopramide that is the subject of New Drug Application No. [***] and any other formulation of metoclopramide that may be subsequently commercialized by Evoke or any Affiliate thereof, and any additional product that Evoke may acquire and the Parties agree to add to this Agreement.

1.38.

“Product Copyrights” means all copyrightable subject matter related to the Product included in the Prescribing Information, the Promotional Materials, training materials or other material provided hereunder or otherwise authorized or approved by Evoke under this Agreement for use by Novos in performing the Services.

1.39.

“Product Know-How” means all Know-How exclusively relating to the Product arising out of or in connection with either Party’s or their respective Affiliates’ activities under or in connection with this Agreement.  Product Know-How excludes any Commercialization Know-How and any Confidential Information exclusively related to the Product.

1.40.

“Product Quality Complaint” means any and all manufacturing or packaging-related complaints related to the Product, including (a) any complaint involving the possible failure of the Product to meet any of the specifications for the Product and (b) any dissatisfaction with the design, package or labeling of the Product.
1.41.

“Product Trademarks” means the product trademarks held by Evoke during the Term in the Territory with respect to the Commercialization of the Product, including any product trademarks used in the Prescribing Information, Promotional Materials, training materials or other material provided hereunder or otherwise authorized or approved by Evoke, excluding the Corporate Trademarks.

1.42.

“Regulatory Authority” means any national, federal, state, or local governmental or regulatory authority, agency, department, bureau, commission, council or other government entity, including FDA, Centers for Medicare and Medicaid Services (CMS), and the Office of Inspector General of the U.S. Department of Health and Human Services, regulating or otherwise (a) exercising authority with respect to the development, manufacture, approval, registrations, licensing, or commercialization of the Product in such regulatory jurisdiction in the Territory, or (b) having legal authority with respect to the exploitation of the Product in the Territory.

1.43.

“Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals, all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, relating to the Product, and all data contained in any of the foregoing, including all Regulatory Authority approvals, regulatory drug lists, advertising and promotion documents and related FDA submissions and correspondence, adverse event files and complaint files and related FDA submissions.

1.44.

“Sales & Promotion Policies” means Evoke’s compliance policies and other policies generally applicable to the Commercialization of pharmaceutical products in the Territory, in each case approved by Evoke, as the same may be amended, modified or supplemented from time to time upon notice by Evoke to Novos.

1.45.

“Services” means the day-to-day supervision and management by Novos of the Commercialization of the Product in the Territory, including the pre-commercial services set forth in Exhibit A, the launch and commercial services set forth in Exhibit B, and the functional services set forth in Exhibit C.

1.46.	"Territory" means the United States and all of its territories and possessions.
1.47.	“Third Party” means any Person other than Evoke, Novos and their respective Affiliates.
2.	APPOINTMENT [***]
2.1.

Appointment.  Subject to the terms and conditions of this Agreement, on and from the Effective Date and for the duration of the Term, Evoke hereby appoints Novos to perform the Services, and Novos hereby agrees to perform the Services in accordance with Applicable Law.  In performing the Services, Novos shall maintain a reasonably adequate number of qualified and trained staff to execute the Services in a commercially reasonable and workman like manner in accordance with industry standards.

2.2.	[***]
2.3.	Retained Rights. Evoke reserves the right to discontinue developing or producing the Product at its discretion at any time and for any reason acting in good faith and without the intent to affect the rights or remedies of either party hereunder, including due to legal or regulatory requirements, administrative or court orders, or safety risks; provided, however, that Evoke shall notify Novos as soon as practicable after any such discontinuance.  Notwithstanding Section 2.1 or any other provision of this Agreement, Evoke will retain the exclusive right to Manufacture or have Manufactured and supply the Product in or outside the Territory.  In addition, Evoke shall retain the right to develop the Product in the Territory and outside the Territory and the right to Commercialize the Product inside and outside the Territory.

2.4.

Other Rights.  Novos acknowledges and agrees that, as between the Parties, Evoke owns all rights, title and interest in and to the Intellectual Property Rights and regulatory rights in the Product.  Without limiting the foregoing, Evoke shall own all right, title and interest in and to (a) the Product, (b) the Product Trademarks, the Corporate Trademarks, and the Product Copyrights, and (c) any and all Product Know-How developed by either Party in the course of performing its obligations under this Agreement.  Novos shall and does hereby assign all right, title and interest it may have in and to any Product Know-How, without additional compensation, and shall take such other actions as Evoke may request to fully effect Evoke’s ownership of such Product Know-How.

2.5.

Use of Affiliates.  Evoke shall have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates, and Novos shall have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates; provided, however, that (a) any such Affiliate shall be bound by the obligations of such Party under this Agreement, (b) any actions, omissions or conduct by such Affiliate shall be deemed to be actions, omissions or conduct of such Party, and (c) such Party shall remain responsible for the performance of its obligations under this Agreement.  Novos shall not use any Third Parties to perform the Services or otherwise satisfy Novos’ obligations hereunder for any period, without the prior written consent of Evoke, in Evoke’s sole discretion.

2.6.

Initial Delivery of Commercialization Know-How.  Evoke shall promptly deliver to Novos copies or embodiments of the Commercialization Know-How and any other information or material that is held or subsequently acquired by Evoke during the Term that Evoke reasonably believes is necessary for Novos to perform the Services.  Evoke shall provide such information and material to Novos in electronic format to the extent reasonably possible.

2.7.

Provision of Technical Assistance and Support.  During the Term, Evoke shall promptly provide to Novos or its Affiliates at Novos' request reasonable and currently available technical assistance and support necessary for Novos to perform the Services in the Territory, to the extent Evoke is reasonably able to provide such technical assistance and support.

2.8.

Safety Concerns, Changes and Updates.  Each Party shall inform the other Party within forty eight (48) hours with regard to any safety concerns with respect to the Product, or recalls by FDA, in each case that come to the attention of such Party.

3.	COMMERCIALIZATION
3.1.

Alliance Managers.  Each Party shall designate a single person (each, an “Alliance Manager”) to oversee contact between the Parties for all matters related to Commercialization of the Product.  Except as otherwise specified herein, the Alliance Managers shall: (a) function as a single point of contact in all substantive communications with the other Party relative to the performance of by Novos of its Commercialization obligations; and (b) perform any other functions agreed by the Parties.  Each Party may replace its Alliance Manager at any time by written notice to the other Party.  The initial Alliance Managers are set forth on Exhibit E.

3.2.	Commercialization Plan and Commercialization Budget
a.

Content.  The Commercialization of the Product shall be governed by a Commercialization plan (the “Commercialization Plan”), and the costs and expenses relating to the Commercialization of the Product shall be governed by a Commercialization budget (the “Commercialization Budget”).  An initial Commercialization Plan and an initial Commercialization Budget shall be completed by the Parties and attached hereto as Exhibit F and Exhibit G, respectively, in each case prior to February 28, 2019, that shall govern the period of time from the Effective Date until the date that is 12 months following the Commercial Launch of the Product.  The initial Commercialization Budget will include a detailed budget and will define which costs will be incurred prior to approval, between approval and launch, and after launch, in each case with a goal of efficiently using working capital until the Product has demonstrated its ability to achieve revenue suitable for the Product and the associated costs.  The Commercialization Budget will include the cost incurred and cash flow and working capital financing requirements.  Each Commercialization Plan shall include without limitation the topics set forth in Schedule 3.2a.

b.

Updates.  Novos shall, from time to time and in any event no less than on an annual basis, update each Commercialization Plan and Commercialization Budget for the following year.  Novos shall submit such updated Commercialization Plans and Commercialization Budgets to the JGC for review and approval at least two (2) weeks before the date of the fourth quarter meeting of the JGC, but in no event later than October 31 of each calendar year for the following calendar year.  Within thirty (30) days following such submission, the JGC shall either approve the Commercialization Plan and Commercialization Budget prepared by Novos or approve a modified Commercialization Plan and Commercialization Budget.  Any material changes to the Commercialization Plan and Commercialization Budget shall be mutually agreed to in writing by Novos and Evoke.

c.

Activities and Expenses.  Novos shall be responsible for all activities under the Commercialization Plan and those activities set forth in Exhibits A – C, and Evoke shall be responsible for those corporate functions set forth in Exhibit D.  Each Party shall be responsible for their own internal costs under this Agreement, but Evoke shall be responsible for all third party costs (including the fees of Affiliates of Novos, which shall be at fair market value) and out-of-pocket expenses of both Parties.  All direct out-of-pocket costs incurred by Novos for the Commercialization of the Product that are: (i) prior to Commercial Launch, identified in the Commercialization Plan and incurred within the budgeted amounts set forth in the Commercialization Budget; and (ii) following Commercial Launch, identified in the Commercialization Plan and incurred within plus or minus [***] of the budgeted amounts set forth in the Commercialization Budget (“Novos Commercialization Costs”) shall be reimbursed by Evoke pursuant to Section 5.  Any such Novos Commercialization Costs shall be invoiced by Novos to Evoke.  For the avoidance of doubt, such Novos Commercialization Costs shall not include and Evoke shall have no responsibility for any overhead costs of Novos or the salaries or benefit costs of any

Novos personnel.
d.

Commercialization Responsibilities.  Without limiting the foregoing, Novos’ responsibilities shall include the pre-commercial services set forth in Exhibit A, the launch and commercial services set forth in Exhibit B, and the functional services set forth in Exhibit C.  Novos shall perform the Services solely for the Product and not for any other products of Evoke.  Evoke shall be responsible for the corporate functions set forth in Exhibit D, the development, Manufacture, labelling, packaging, storage, logistics, distribution, marketing, and sale of the Products and obtaining and maintaining NDA Approval for the Product.  Notwithstanding the foregoing, Novos shall manage and supervise the logistics, distribution, marketing, and sale of the Products and coordinate activities with a third party logistics vendor for such logistics and distribution of the Products and with a third party commercial sales organization for such marketing and sale of the Products, as each is contracted by Evoke.

e.

Sales Force.  Evoke will be responsible for engaging sales representatives as set forth in the Commercialization Plan (the “Sales Force”) to market the Product under the supervision and management of Novos.  The Parties acknowledge and agree that the intent and purpose of this Agreement is to maximize the sales volume of Products and profitability and that a sales force expansion is contemplated in the Commercialization Plan for this purpose.  Upon the reasonable request from a Party, the Parties shall discuss in good faith whether to increase the full time equivalent number of Sales Force representatives.  Any increase or decrease in the full time equivalent number of Sales Force representatives from the full time equivalent numbers set forth in the Commercialization Plan shall require the mutual written agreement of the Parties.

f.	Training. Novos shall be responsible for conducting the Product sales and policy training program specified in Section 3.4 according to the policies and procedures of Evoke.
g.

Cross-Border Transactions.  Novos shall inform Evoke of any cross-border transactions with respect to the Product that come to the attention of Novos and shall not engage in any activities to facilitate or support such cross-border transactions.

h.	Performance Concerns. At the request of Evoke, the Alliance Managers shall discuss in good faith any concerns that Evoke may have regarding the performance of the Sales Force hereunder.
3.3.	Field Observations and Sales Meetings.
a.

Upon Evoke’s request, Novos shall conduct a reasonable number of field observations (which field observations Evoke may also attend in its sole discretion) with the Sales Force representatives during normal business hours to evaluate overall quality assurance of the Detailing of the Product by the Sales Force.  If any such observations indicate that the compliant message is not being delivered or received with respect to the Product, Novos shall report such observations to Evoke, and the Alliance Managers shall discuss what, if any, corrective plan of action is required to address any failure by the Sales Force representatives; provided that Evoke shall have the sole authority to determine whether to change the content of the Promotional Materials or messages being delivered with respect to the Product during Details.

b.

At any sales meetings during which the Product is discussed, Novos shall have a reasonable number of Novos personnel with responsibilities for the Product attend such sales meetings (which meetings Evoke may also attend in its sole discretion) and, if necessary, communicate critical Product-related information at such meetings.

3.4.

Training Program and Materials.  Novos shall train the members of the Sales Force, prior to such member performing any Commercialization activities, with respect to: (i) disease entity; (ii) Product knowledge; (iii) competitive product knowledge; (iv) compliance with Applicable Law in accordance with the Sales & Promotion Policies and the Compliance Provisions; (v) reporting of Adverse Events, Field Alerts, Product Quality Complaints, Manufacturing Information Requests, and Other Reportable Information in accordance with the terms hereof; (vi) use of Promotional Materials; and (vii) such other information the JGC deems necessary or appropriate (collectively, the “Sales Force Training Matters”).  Once approved by the JGC, Novos shall not change any initial Sales Force Training Matters in any way and Novos shall not use any training materials in connection with the Product other than the initial Sales Force Training Matters.

3.5.

Minimum Requirements.  Novos shall verify that each Sales Force Representative has satisfactorily completing the initial training specified in Section 3.4, has completed a series of role-playing scenarios of a Detail of the Product to the reasonable satisfaction of Novos, and shall verify on an annual basis that each Sales Force Representative maintains any applicable licenses.

3.6.

Promotional Materials. Novos shall be responsible managing and supervising the Sales Forces’ promotion of the Product in the Territory in accordance with the Commercialization Plan, including without limitation, designing and producing promotional, marketing and educational materials (in any form or medium), such as printed brochures, videos, and other materials for use by Sales Force representatives, distributors or medical providers or in advertisements or web sites ("Promotional Materials").  Notwithstanding the foregoing, Evoke shall retain final approval rights over the Promotional Materials, which approval rights shall not be unreasonably withheld, and final responsibility for the compliance of, and for monitoring for compliance of, all Commercialization activities and the Sales Force with Applicable Law.  Novos shall provide Evoke with copies of all Promotional Materials in a timely manner to pursue regulatory review where appropriate.  No Promotional Materials will be distributed without prior written consent by Evoke.

3.7.

Sales Reports.  Within fifteen days after the end of each calendar month, Novos shall deliver to Evoke a report setting forth the total prescriptions during such calendar month broken out by Sales Force representative and territory.  Novos shall provide such report to Evoke in an Excel spreadsheet to the extent reasonably possible.

3.8.	Trademarks and Copyrights.
a.

Evoke hereby grants to Novos a non-exclusive, royalty free and limited license (without the right to grant sublicenses) to use the Product Trademarks, Corporate Trademarks and Product Copyrights as contained in the applicable Promotional Materials or other material provided hereunder or otherwise authorized or approved by Evoke solely as contained in such Promotional Materials or other material and solely for purposes of Novos performing the Services, which license shall terminate immediately upon the expiration or earlier termination of this Agreement for any reason.  Novos acknowledges and agrees that, as between the Parties, Evoke owns all rights, title and interest in and to the Product Trademarks, Corporate Trademarks and the Product

Copyrights, including any form or embodiment thereof and the goodwill now and hereafter associated therewith and that all use of the Product Trademarks, Corporate Trademarks and the Product Copyrights by or on behalf of Novos shall inure to the benefit of Evoke and its Affiliates.  Novos shall not make any use of the Product Trademarks, Corporate Trademarks or the Product Copyrights, separate and apart from the Promotional Materials or other materials provided to Novos by Evoke under this Agreement.

b.

Novos shall not use, seek to register or register, nor permit any of its Affiliates to use, seek to register or register, any trademark, service mark, name or logo, including as part of any domain name, social media handle or other identifiers, which is confusingly similar to, or a colorable imitation of, the Product Trademarks, Corporate Trademarks or Product Copyrights in any jurisdiction worldwide.  Novos shall not challenge, nor permit any of its Affiliates to challenge, Evoke’s or its Affiliates’ rights in, or the validity, enforceability, scope, or registrability of, any of the Product Trademarks, Corporate Trademarks or Product Copyrights or any registration or application therefor.

4.	MANAGEMENT OF THE COLLABORATION
4.1.

Joint Governance Committee.  The Parties shall establish a committee (the “Joint Governance Committee” or “JGC”) as more fully described in this Section 4.  The JGC shall have review, oversight, and decision-making responsibilities for all Commercialization activities performed under this Agreement.  Each Party agrees to keep the JGC informed of its progress and activities under this Agreement.

4.2.

Membership.  The JGC shall be comprised of three (3) representatives (or such other number of representatives as the Parties may agree) from each of Evoke and Novos.  Each Party shall provide the other with a list of its initial members of the JGC no later than thirty (30) days prior to the first scheduled meeting of the JGC, which shall be no later than sixty (60) days after the Effective Date.  Each Party may replace any or all of its representatives on the JGC at any time upon written notice to the other Party in accordance with Section 15.  Each representative of a Party shall have relevant expertise in pharmaceutical drug product Commercialization, and be suitable in seniority and experience and have been delegated the authority to make decisions on behalf of the applicable Party with respect to matters within the scope of the JGC’s responsibilities.  Any member of the JGC may designate a substitute to attend and perform the functions of that member at any meeting of the JGC.  Each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend meetings of the JGC as non-voting participants, subject to the confidentiality obligations of Section 11.  Evoke shall designate a chairperson to oversee the operation of the JGC.

4.3.	Responsibilities. The JGC shall perform the following functions, subject to the final decision-making authority of the respective Parties as set forth in Section 4.4:
a.

review and approve the following: (i) the Commercialization Plan, the Commercialization Budget or recommend amendments or revisions thereto, (ii) pricing and reimbursement, (iii) payer contracting, and (iv) Sales Forces expansion or reduction;

b.	review and approve the Sales Force Training Matters;

c.	review and monitor Novos’ training activities with respect to the Sales Force;
d.	review and approve the compensation for the Sales Force;
e.	review and monitor Novos’ performance of the Services under the Agreement;
f.	serve as an information transfer vehicle, from time to time, to facilitate discussions regarding the Commercialization of the Product;
g.	review, and provide a forum for the Parties to discuss and approve or not approve, any subcontractors through which Novos intends to conduct any Services hereunder;
h.	resolve disputes between the Parties with respect to Commercialization of the Product;
i.	such other responsibilities as may be assigned to the JGC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.
4.4.

Decisions.  Except as otherwise provided herein, with respect to Commercialization of the Product, all decisions of the JGC shall be made by consensus, with each Party having one vote.  If the JGC cannot agree on a matter within its authority hereunder within thirty (30) days after it has met and attempted to reach such decision, then, either Party may, by written notice to the other, have such issue referred to the Executive Officers for resolution.  The Parties’ respective Executive Officers shall meet within fifteen (15) days after such matter is referred to them, and shall negotiate in good faith to resolve the matter.  If the Executive Officers are unable to resolve the matter within thirty (30) days after the matter is referred to them, then the issue shall be finally resolved by Evoke.  Notwithstanding the foregoing or any other provision of this Agreement, Novos is not advising Evoke on legal and regulatory matters and Evoke shall make its own independent evaluation of such matters and proceed at its own risk with respect to the legal and regulatory compliance of the Commercialization of the Product.

5.	Fees and Payments
5.1.	Service Fee. In consideration of the performance of the Services by Novos, Evoke shall pay Novos a commercial services fee (“Service Fee”) of [***] of the Contribution Profit.
5.2.

Manner of Payment.  The Service Fee and Novos Commercialization Costs payments shall be paid by wire transfer to a bank account designated by Novos on a [***] basis, with such payment being made for the prior [***] no later than [***] after the end of such prior [***] in which such Net Sales payments or Novos Commercialization Costs invoice were actually received by Evoke.  The Parties shall true up the amount of the Service Fees within [***] from the end of each [***] based on any adjustments to the Contribution Profit subject to any Service Fees previously paid by Evoke, which shall result in a payment to Novos at the time thereof or a credit being issued to Evoke.

5.3.

Taxes.  The amounts payable by a Party to the other Party pursuant to this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law.  Except as provided in this Section 5.3, the receiving Party shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from Payments and remitted by the paying Party) levied on account of, or measured in whole or in part by reference to, any Payments it receives.  The paying

Party shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold.  Notwithstanding the foregoing, if the receiving Party is entitled under any applicable tax treaty to a rate reduction of, or the elimination of, applicable withholding tax, it may deliver to the paying Party or the appropriate Governmental Authority (with the assistance of the paying Party to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the paying Party of its obligation to withhold such tax and the paying Party shall apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that the paying Party has received evidence, in a form satisfactory to the paying Party, of the receiving Party’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the Payments are due.  If, in accordance with the foregoing, the paying Party withholds any amount, it shall pay to the receiving Party the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to the receiving Party proof of such payment within ten (10) days following such payment.

5.4.

Line of Credit.  Following NDA Approval of the Product and up to nine months thereafter, upon three (3) months prior written notice by Evoke, in the event that Evoke is unable to secure Channel Management Financing from any vendor or strategic partner pursuant to reasonably standard terms, Novos shall either finance or obtain third party financing sufficient to make available to Evoke up to Five Million U.S. Dollars ($5,000,000) in cash in Two Million Five Hundred Thousand U.S. Dollars ($2,500,000) increments (the total amount borrowed, the “Principal”) pursuant to a credit agreement to be negotiated in good faith by the Parties (the “Credit Agreement”).  “Channel Management Financing” shall mean funds advanced to Evoke for the purchase of quantities of Products for potential sale into distribution channels by a vendor or strategic partner in excess of [***].  The Credit Agreement shall include terms such that for each Two Million Five Hundred Thousand U.S. Dollars ($2,500,000) increment that Evoke elects to borrow, in lieu of interest for the borrowing thereof Novos shall be entitled to receive an additional [***] of Net Sales included in the Service Fee (the “Credit Fee”).  The Credit Fee shall be a financing fee and shall not reduce the Principal.  Evoke must repay the amount of the Principal to Novos on the earlier of: (i) thirty (30) days following the date that the cumulative Credit Fee reaches twice the amount of the Principal, but shall not be paid before the date thereof except as otherwise expressly permitted herein; and (ii) the two (2) year anniversary of the date the Principal is borrowed by Evoke.  In no event shall the cumulative Credit Fee paid by Evoke exceed twice the amount of the Principal.

5.5.

Working Capital.  In order to provide Evoke with month-by-month working capital, Novos shall finance or obtain third party financing sufficient to finance the amount by which the projected monthly Contribution Profit is expected to fall (or does actually fall) below zero (as projected by Product sales forecasts and the Commercialization Budget for that month), such amount (the “Working Capital Loan”) pursuant to a credit agreement to be negotiated in good faith by the Parties (the “Working Capital Agreement”).  The Working Capital Loan shall be drawn down by Evoke on a monthly basis as needed to cover the amount by which the Contribution Profit falls below zero.  Evoke shall pay interest on the Working Capital Loan in an amount mutually agreed to by the Parties.  The Working Capital Loan will be repaid to Novos, if at all, only out of the positive Contribution Profit.  If Novos elects to terminate this Agreement for any reason other than for a material breach of this Agreement by Evoke pursuant to Section 14.2.b, any amounts of Working Capital Loan and any interest due thereon then due under the Working Capital Agreement shall be and hereby are forgiven in full.  If Evoke elects to terminates this Agreement due to the gross negligence or intentional misconduct of Novos, any such amounts then due under the Working Capital Agreement shall be and hereby are forgiven in full.  If Novos terminates this Agreement for the material breach of this Agreement by Evoke or if Evoke terminates this Agreement other than due to the gross negligence or intentional misconduct of Novos, any amounts then due under the Working Capital Agreement shall remain due and payable by Evoke pursuant to the Working Capital Agreement.

6.	REGULATORY MATTERS
6.1.

Ownership of Regulatory Documentation and Approvals.  As between the Parties, Evoke shall own all right, title and interest in and to (a) all Regulatory Documentation concerning the Product and all information contained therein and (b) all regulatory approvals made or granted with respect to the Product, including any NDA Approval.

6.2.	Responsibility for Regulatory Approvals and Regulatory Communications.
a.	As between the Parties, Evoke shall have the sole right and responsibility for any regulatory approvals and regulatory compliance with respect to the Product.
b.

As between the Parties, Evoke shall have the sole right (i) to make any communications, reports, submissions and responses to FDA concerning the Product, including by reporting Adverse Events, Other Reportable Information and Field Alerts and (ii) to take any action (including any investigations) and conduct all communications with all Third Parties that relate to all Product Quality Complaints or complaints related to tampering or contamination with respect to the Product, Adverse Events, Other Reportable Information and Field Alerts with respect to the Product; provided, however, that Novos shall be responsible for any communications, reports, submissions or responses to Regulatory Authorities that it may be required to make under Applicable Law in connection with performing its activities hereunder; and provided, further that Novos shall, to the extent permitted by Applicable Law and as requested by Evoke, provide Evoke with either (x) reasonable advance written notice of, and an opportunity to discuss in good faith, any proposed communication with FDA in advance thereof with respect to the Product or any activities of Evoke hereunder or (y) otherwise provide written notice to Evoke of any communication with FDA concerning the Product or any activities of Evoke hereunder promptly following such communication and attach copies of such communication (whether by FDA or Novos) to such notice.

c.

Novos shall cooperate with all of Evoke’s reasonable requests and assist Evoke in connection with Evoke: (i) preparing any and all reports to FDA concerning the Product; (ii) preparing and disseminating all communications to Third Parties concerning the Product; and (iii) investigating and responding to any Product Quality Complaint, Adverse Event, Other Reportable Information, Field Alert, or other compliance inquiry or investigation related to the Product.

d.

Except to the extent required by Applicable Law, Novos shall not (i) make any statements, whether written or oral, to a Third Party regarding a Product Quality Complaint, Adverse Event, Other Reportable Information, Field Alert, or other compliance inquiry or investigation with respect to the Product other than to inform the Third Party that information in respect thereof has been or will be conveyed by Novos to Evoke or (ii) take any action concerning any Regulatory Authority approval under which the Product is sold.

6.3.	Adverse Events, Other Reports and Threatened Governmental Authority Action.
a.	Novos shall report to Evoke and the JGC within twenty-four (24) hours from the time it becomes aware of:
i.

an Adverse Event or Other Reportable Information associated with the use of the Product or information in or coming into its possession or control concerning such Adverse Event or Other Reportable Information;

ii.	information that might necessitate the filing by Evoke of a Field Alert; or
iii.	any Product Quality Complaint associated with the use of the Product.
b.

Without limitation of Section 6.3a, with respect to Adverse Events, Other Reportable Information, Field Alerts and Product Quality Complaints, in each case with respect to the Product, Novos shall (i) train and inform members of the Sales Force in accordance with Evoke’s policies and procedures, and require any Novos employee who has performed or is performing any Commercialization activity, to comply with Applicable Law in connection with collection of information regarding the foregoing, and the reporting of such information; and (ii) except for the monitoring of the Sales Force (via ride alongs and other commercially reasonable programs) for compliance with Applicable Law, which shall be the sole responsibility of Evoke, establish and actively supervise and manage procedures and protocols reasonably designed to ensure that all relevant information relating to the foregoing that comes to the attention of Novos, with respect to any member of the Sales Force or any Novos employee who has performed or is performing any Commercialization activity, is promptly conveyed to Novos so that Novos can comply with its reporting obligations hereunder.  For the avoidance of doubt, Novos shall only be responsible for training, informing, managing, and supervising members of the Sales Force in accordance with the policies and procedures of Evoke, and Novos shall not be responsible for any member of the Sales Force’s failure to comply with the policies and procedures of Evoke or Applicable Law but Novos shall notify Evoke of any such failure that comes to the attention of Novos, the risk of which shall be allocated under Evoke’s agreement with a third party commercial sales organization.

c.

Evoke may, at its option, establish procedures for members of the Sales Force to provide such information referenced in Section 6.3a or Section 6.3b directly to Evoke or its designee, which may be established or modified by Evoke from time to time by written notice to Novos.

d.	Novos shall promptly notify Evoke if it receives information regarding any threatened or pending action regarding the Product by any Governmental Authority in the Territory.
7.	PRODUCT MATTERS
7.1.

Orders for Product; Terms of Sale; Returns.  Evoke shall have the sole responsibility and right to take, accept, reject or cancel orders, fill orders and establish and modify the terms and conditions of the sale of the Product (including with regard to any patient assistance programs and returns).  All sales will be recorded in Evoke’s name.

7.2.	Returned Product. Evoke shall have the sole responsibility and right to accept returned Product. Novos shall not solicit the return of any Product, but if for any reason Novos should receive any returned Product, Novos shall promptly notify Evoke.  Novos shall return to Evoke any Product returned to Novos and fully complete and deliver to Evoke the applicable returned goods form provided by Evoke.  At Evoke’s request, Novos will cooperate with Evoke regarding Evoke’s handling of any returned Product; provided, however, that Novos shall have no obligation to test, evaluate, process, repair, or replace any returned Product.

7.3.

Recalled Product.  Each Party shall promptly notify the other Party in writing of any facts relating to the advisability of the recall, destruction or withholding from the market of the Product in the Territory.  Evoke shall have the sole responsibility and right to determine if any recall, withdrawal or other form of market action is necessary with respect to the Product and shall be solely responsible for taking all actions to effect such recall, withdrawal or market action.  At Evoke’s request, Novos will cooperate with Evoke regarding Evoke’s handling of any recalls, withdrawals or market actions; provided, however, that Novos shall have no obligation to evaluate, determine, or conduct any such recalls, withdrawals, or market actions.

8.	COMPLIANCE MATTERS
8.1.	Compliance with Laws and Policies.
a.

Novos shall be legally responsible and liable for the actions, omissions and conduct of its employees performing the Services, including any breach of any Anti-Corruption Laws.  Novos shall train the Sales Force’s compliance with Applicable Law in accordance with Evoke’s policies and procedures and the Sales & Promotion Policies and promptly inform Evoke of any noncompliance by such Sale Force that comes to the attention of Novos provided that Novos shall have no responsibility to monitor for or ensure any such compliance by the Sales Force, which shall be handled directly by Evoke.  Novos shall notify Evoke in writing promptly if any Third Party (including any Governmental Authority) notifies Novos in writing that either Party’s Commercialization activities with respect to the Product are not in compliance with Applicable Law.

b.

Without limiting Section 8.1a, Evoke shall create and maintain a Sales Force compliance program that includes: (i) Evoke compliance monitoring focused on specific risk areas (including off-label promotion, fraud and abuse and false claims) to assess whether Evoke’s policies and procedures are being followed by the Sales Force; and (ii) a mechanism for the Sales Force to report, anonymously if they choose, any concerns including matters such as potential illegal activity with respect to the Sales Forces’ Commercialization activities.  Novos shall report to Evoke promptly, but in no event later than three (3) Business Days after becoming aware of any allegation or investigation (and before reporting any such activity to any Regulatory Authority) with respect to the alleged failure by a member of the Sales Force to comply with the requirements set forth in Section 8.1a or any reports provided pursuant to clause (ii) above and what action, if any, was taken by Novos as a result.  Without limitation of the foregoing, Evoke shall investigate any reports provided pursuant to clause (ii) above and promptly report the results of such investigation to Novos.

c.

Novos acknowledges and agrees that any direct or indirect payment or transfer of value, as defined in the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h(e)(10)) and its implementing regulations (42 C.F.R. § 403.900 et seq.), including any compensation, reimbursement for expenses, meals, travel, and medical journal reprints (“Payments or Transfers of Value”) to any physician licensed to practice in the Territory or any teaching hospital in the Territory (each, a “Covered Recipient”) is subject to transparency reporting requirements, including disclosure on the federal Open Payments website.  Novos shall implement Evoke’s policies and procedures requiring the Sales Force not to contract with or make any Payment or Transfer of Value to a Covered Recipient on behalf of Evoke without Evoke’s prior written approval, in Evoke’s sole discretion.  Novos shall comply with all reporting required by Applicable Law with respect to any Payments or Transfers of Value provided by the Sales Force to Covered Recipients in connection with this Agreement that come to the attention of Novos.  Novos shall also provide Evoke with any and all information about Payments or Transfers of Value the Sales Force provides to Covered Recipients that come to the attention of Novos in connection with this Agreement to the extent required to enable Evoke to comply with its transparency obligations under Applicable Law.  All Payments or Transfers of Value made by the Sales Force to Covered Recipients in connection with this Agreement shall be made according to a centrally managed, pre-set rate structure based on a fair market value analysis.  Novos shall provide to Evoke detailed expenditure information in a manner that conforms to industry standards, and Novos shall maintain such documentation for a minimum of five (5) years.

8.2.

Obligation to Notify.  Novos shall promptly notify Evoke upon becoming aware of any breach or violation by the Sales Force of the Anti-Corruption Laws and shall take such steps as the Parties may reasonably agree to avoid a potential violation of the Anti-Corruption Laws.

9.	INDEPENDENT CONTRACTOR
9.1.

Independent Contractor Status.  The status of each Party under this Agreement shall be that of an independent contractor.  Neither Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any Person that it has any such right or authority.

10.	STATEMENTS, RECORD-KEEPING AND AUDITS
10.1.

Evoke Statement of Fees.  All payments made to Novos under this Agreement shall be accompanied by a written statement detailing the Service Fees paid, including the calculation thereof based on Net Sales.

10.2.

Evoke Records of Sales.  Evoke shall keep accurate and sufficient records, in accordance with generally-accepted accounting procedures (GAAP) in the relevant jurisdiction, of Net Sales and other financial information to determine any payment of any Service Fees to be made to Novos under this Agreement.

10.3.

Audits of Evoke.  At the request of Novos, Evoke shall, and shall cause its Affiliates to, permit an independent auditor designated by Novos, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 10.2 to ensure the accuracy of all reports and payments made hereunder, no more than once during any twelve (12)-consecutive month period during the Term and a period of twenty four (24) months thereafter and no more than once with respect to any period so examined; provided that if any such audit reveals that Evoke is or was not in material compliance with Applicable Law or this Agreement, Novos shall have the right to conduct such additional audits as may be reasonably required by Novos to determine whether Evoke has appropriately remedied such non-compliance.  The cost of any such audit shall be borne by Novos, unless the audit uncovers an underpayment by Evoke that exceeds the greater of [***] and [***] of the total owed for the period in question, Novos shall reimburse Evoke for any third party costs reasonably incurred in connection with the audit.  If any such audit concludes that additional payments were owed or that excess payments were received during such period, the owing Party shall pay the additional payments or the receiving Party shall reimburse such excess payments within sixty (60) days after the date on which such audit is completed.

10.4.	Novos Records.
a.

Novos shall keep, or shall cause to be kept, complete and accurate books and records (financial and otherwise) pertaining to the performance of the Commercialization activates, including monthly sales data by Sales Force representative and territory, records of Detail performance, training test results and copies of training tests as specified in Section 3.4, in sufficient detail to verify compliance with its obligations hereunder and to calculate and verify all amounts payable hereunder.  Novos shall keep such books and records, or shall cause such books and records to be kept, for a period of three (3) years after the expiration or termination hereof or such longer period as required by Applicable Law.  All financial books and records kept by Novos hereunder shall be maintained in accordance with generally accepted accounting principles of the United States, consistently applied.

b.

Without limitation of the foregoing, Novos shall keep, or cause to be kept, complete and accurate books and records relating to its obligations under this Agreement, including Novos’s compliance with Applicable Law, the Sales & Promotion Policies and the Compliance Provisions, including with respect to:  (i) Evoke’s policies and procedures concerning compliance with Applicable Law, the Sales & Promotion Policies and the other compliance obligations set forth herein; (ii) records of any investigations and remedial and disciplinary actions taken to address violations of any of the foregoing; and (iii) records of any payments made in connection with this Agreement (collectively, the “Compliance Records”).  Such books and records shall be kept for a period of ten (10) years after the expiration or termination hereof or such longer period as required by Applicable Law.

10.5.

Audits of Novos.  At the request of Evoke, Novos shall, and shall cause its Affiliates to, permit an independent auditor designated by Evoke, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 10.4 to ensure Novos’ compliance with this Agreement, including the accuracy of all reports and payments and Marketing Expenses made hereunder, no more than once during any twelve (12)-consecutive month period during the Term and a period of twenty four (24) months thereafter and no more than once with respect to any period so examined; provided that if any such audit reveals that Novos is or was not in material compliance with Applicable Law, the Sales & Promotion Policies or the Compliance Provisions with respect to its obligations under this Agreement, Evoke shall have the right to conduct such additional audits as may be reasonably required by Evoke to determine whether Novos has appropriately remedied such non-compliance.  The cost of any such audit shall be borne by Evoke, unless (a) with respect to an audit of payments made hereunder, the audit reveals that Evoke has overpaid by more than [***] or (b) with respect to an audit of the Compliance Records, such audit reveals noncompliance by Novos with Applicable Law, the Sales & Promotion Policies or the Compliance Provisions with respect to its obligations under this Agreement, in which case ((a) or (b)), Novos shall reimburse Evoke for any third party costs reasonably incurred in connection with the audit.  If any such audit concludes that additional payments were owed or that excess payments were received during such period, the owing Party shall pay the additional payments or the receiving Party shall reimburse such excess payments within sixty (60) days after the date on which such audit is completed.
11.	CONFIDENTIALITY
11.1.

Maintaining Confidentiality.  Confidential Information disclosed under this Agreement shall remain the property of the disclosing Party.  At all times during the Term and for five (5) years following the expiration or termination of this Agreement, the receiving Party shall use the Confidential Information solely for the purposes set forth in this Agreement and shall not disclose such Confidential Information to any Third Party except as permitted under this Agreement or with the disclosing Party's prior written consent.  The receiving Party shall use at least the same care for maintaining confidentiality of the Confidential Information as it uses to maintain the confidentiality of its own Confidential Information of similar value, but in no event less than commercially reasonable measures within the pharmaceutical industry.

11.2.	Exceptions to Confidentiality. The receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party:
a.	that the receiving Party can demonstrate by reasonable evidence was in the receiving Party’s possession and at its free disposal prior to disclosure by the disclosing Party;
b.	that was in the public domain at the time of disclosure by the disclosing Party;
c.	that subsequently comes into the public domain through no fault, action or omission of the receiving Party;
d.	that becomes available to receiving Party without any obligation of confidentiality from a Third Party that is not known to have a confidentiality obligation to the disclosing Party; or
e.	that the receiving Party can demonstrate by reasonable evidence was developed independently by the receiving Party without use of or reliance on any Confidential Information of the other Party.
11.3.	Authorized Disclosure. Each Party may disclose Confidential Information to the extent that such disclosure is:
a.

to its directors, officers, employees, advisers, consultants, attorneys, auditors, agents, contractors, or representatives that reasonably need to know the information for the purposes set out in this Agreement, and who are subject to confidentiality substantially as protective as those set forth in this Agreement;

b.

to its Affiliates, including their directors, officers, employees, advisors, consultants, agents, contractors or representatives, to the extent they reasonably need to know the information for the purposes set out in this Agreement, and who are subject to confidentiality obligations substantially as protective as those set forth in this Agreement;

c.

to its legal counsels or auditors to conduct internal check, assessment or auditing who need to know the Confidential Information for the purpose of a Party’s internal check, assessment or auditing; or

d.

as required by laws, rules of public stock exchanges or court orders, provided that the receiving Party may disclose only such information as is legally required, and provided further that the receiving Party shall provide the disclosing Party with as much advance written notice of such requirement as is reasonably possible and a reasonable opportunity to object to or limit such disclosure.  Notwithstanding the foregoing, if either Party determines a disclosure of the terms of this Agreement and/or their ancillary documents is required by law or court order, it shall notify the other Party in writing at least ten (10) Business Days before the time of the proposed disclosure, to the extent reasonably possible.

11.4.

Return or Destruction of Confidential Information.  Upon the effective date of the expiration or termination of this Agreement for any reason, either Party may request in writing and the non-requesting Party shall either, with respect to Confidential Information to which such non-requesting Party does not retain rights under the surviving provisions of this Agreement: (a) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party.  Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (i) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (ii) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes.  All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 11.1.

11.5.

Use of Name and Disclosure of Terms.  Except as necessary to perform a Party’s obligations under this Agreement, each Party (a) shall keep the existence, terms, and the subject matter (including the applicable transactions) covered by this Agreement confidential and shall not disclose such information to any other Person through a press release or otherwise and (b) shall not mention or otherwise use the name or any trademark of the other Party or its Affiliates in connection with this Agreement, in each case ((a) and (b)), without the prior written consent of the other Party in each instance (which shall not be unreasonably withheld, conditioned or delayed).  The restrictions imposed by this Section 11.5 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body, provided that any such disclosure shall be governed by Section 11.3.  Nor shall the restrictions imposed by this Section 11.5 prohibit either Party from announcing this Agreement to the public promptly following the Effective Date, including such key terms and other items appropriate for such a public release, in each case subject to the written consent of the other Party, which shall not be unreasonably withheld.  Further, the restrictions imposed on each Party under this Section 11.5 are not intended, and shall not be construed, to prohibit a Party from (x) identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Article 11 or (y) disclosing (i) information for which consent has previously been obtained and (ii) information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, each of which ((i) and (ii)) shall not require advance approval, but copies of which shall be provided to the other Party as soon as practicable after the release or communication thereof.

12.	REPRESENTATIONS AND WARRANTIES
12.1.	Mutual Representations and Warranties. Each Party represents and warrants to the other Party that as of the Effective Date:
a.	it is an independent legal entity duly organized, validly existing in good standing under the laws of the place of its establishment or incorporation;
b.	it has full authority to enter into this Agreement and to perform its obligations under this Agreement;
c.	it has authorized its representative to sign this Agreement, and the provisions of this Agreement are legally binding upon it from the Effective Date;
d.

its execution of this Agreement and performance of its obligations under it will not violate (i) any provision of its business license, articles of incorporation, articles of association or similar organizational documents; (ii) any Applicable Laws or any governmental authorization or approval; and (iii) any contract to which it is a party or to which it is subject, or result in a default under any such contract;

e.

no lawsuit, arbitration or other legal or governmental proceeding is pending or, to its knowledge, threatened against it that would affect its ability to perform its obligations under this Agreement; and

f.

it has disclosed to the other Party all documents issued by any Governmental Authority that may have a material adverse effect on its ability to fully perform its obligations under this Agreement, and none of the documents it has previously provided to the other Party contain any misstatements or omissions of material facts.

12.2.	Evoke's Representations and Warranties. Evoke represents and warrants that as of the Effective Date and within the Term of this Agreement:
a.	Evoke has the right to enter into this Agreement; and
b.

as at the Effective Date, Evoke is not aware of any claim alleging that the manufacture, packaging, distribution, sale or use of the Product in the Territory, or that the use of any registered trademark or registered copyright within the Product Trademarks, Corporate Trademarks or Product Copyrights infringes or misappropriates the Intellectual Property Rights or other rights of any Third Party, and to the knowledge of Evoke, the manufacture, packaging, distribution, sale or use of the Product in the Territory and the use of any registered Trademark or registered Copyright within the Product Trademarks, Corporate Trademarks or Product Copyrights in the Territory does not infringe or misappropriate the Intellectual Property Rights or other rights of any Third Party.

12.3.	Representations, Warranties and Covenants of Novos.
a.

Novos represents, warrants and covenants to Evoke that it has not been debarred and is not subject to debarment and that it shall not knowingly use in any capacity, in connection with the Services, any Person who has been debarred pursuant to Section 306 of the Act or who is the subject of a conviction described in such section.

b.

Novos represents and warrants to Evoke that (i) it and its Affiliates are in compliance with (A) the PhRMA Code on Interactions with Healthcare Professionals and (B) all state codes or requirements that limit or regulate interactions with healthcare practitioners and (ii) Novos has not been excluded from any federal health care program, including Medicare, Medicaid and the Civilian Health and Medical Program of the Uniformed Services.  If Novos or any employee of Novos involved in performing the Services is excluded during the Term or Novos reasonably believes exclusion is contemplated, Novos shall immediately notify Evoke in writing upon Novos becoming aware of such exclusion.  If Novos is so excluded, or in the case of any employee who is excluded, if Novos permits such employee to continue to perform any Services, then Evoke shall have the right to terminate this Agreement upon written notice to Novos.  Any termination of this Agreement pursuant to this Section 12.3b shall be treated as a termination pursuant to Section 14.2.b as if Novos had committed a material breach, except that in such event no cure period shall apply and Evoke shall have the right to effect such termination immediately upon written notice to Novos, in its sole discretion.

c.

Novos represents and warrants to Evoke that (i) it has adequate cash flow and otherwise has the financial resources, capacity and capabilities to timely and adequately perform its obligations hereunder, (ii) it has not initiated a voluntary proceeding under any applicable bankruptcy code, and (iii) there is no involuntary proceeding under any applicable bankruptcy code pending against Novos.  In addition, Novos represents and warrants that it will continue to be able to run its business as a going concern over the nine (9) month period beginning on the Effective Date.  If on any date hereafter Novos has reason to believe that it will not continue to be able to run its business as a going concern over any nine (9) month period during the Term, then Novos shall notify Evoke in writing within two (2) days thereafter.

12.4.

DISCLAIMER OF WARRANTIES.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

13.	INDEMNIFICATION, LIMITATION OF LIABILITY AND INSURANCE
13.1.

Evoke Indemnity.  Subject to the procedures set forth in Section 13.3, in addition to any other remedy available to Novos, Evoke shall indemnify, hold harmless and defend Novos, its Affiliates, and their respective directors, officers, employees, representatives and agents (the "Novos Indemnitees") from and against any and all losses, damages, liabilities, judgments, fines, and amounts paid in settlement, including any associated costs and expenses (including reasonable attorneys’ fees) ("Losses"), which result directly or indirectly from any claim, demand, suit, action or proceeding brought or initiated by a Third Party against them ("Claims") to the extent that such Claims arise out of (i) the manufacture, packaging, sale or use of the Product, including any death or personal injury arising out of the defective manufacture of the Product by or on behalf of Evoke; (ii) any infringement of the Intellectual Property Rights of a Third Party by the Product; or (iii) the gross negligence, fraud or willful misconduct of any of the Evoke Indemnities in performing any obligations under this Agreement; provided, however, that Evoke shall not be required to indemnify, hold harmless or defend any Novos Indemnitee against any claim to the extent that Novos has an obligation to indemnify an Evoke Indemnitee under Section 13.2.

13.2.

Novos Indemnity.  Subject to the procedures set forth in Section 13.3, in addition to any other remedy available to Evoke, Novos shall indemnify, hold harmless and defend the Evoke, its Affiliates, and their respective directors, officers, employees, representatives and agents (the "Evoke Indemnitees") from and against any Losses, which result directly or indirectly from any Claims to the extent that such Claims arise out of the gross negligence, fraud or willful misconduct by Novos in connection with this Agreement; provided, however, that Novos shall not be required to indemnify, hold harmless or defend any Evoke Indemnitee against any claim to the extent that Evoke has an obligation to indemnify a Novos Indemnitee under Section 13.1.

13.3.

Procedures.  Any indemnified party submitting an indemnity claim under this Section 13, as applicable (“Indemnified Party”), shall: (a) promptly notify the indemnifying Party (“Indemnifying Party”), of such claim in writing and furnish the Indemnifying Party with a copy of the applicable communication, notice or other action relating to the event for which indemnity is sought; provided that, no failure to provide such notice pursuant to this clause (a) shall relieve the Indemnifying Party of its indemnification obligations, except to the extent such failure materially prejudices the Indemnifying Party’s ability to defend or settle the claim; (b) give the Indemnifying Party the authority, information and assistance necessary to defend or settle such suit or proceeding in such a manner as the Indemnifying Party shall determine; and (c) give the Indemnifying Party sole control of the defense (including the right to select counsel, at the Indemnifying Party’s expense) and the sole right to compromise and settle such suit or proceeding; provided, however, that in the case of the foregoing clauses (b) and (c), the Indemnifying Party shall not, without the written consent of the Indemnified Party, compromise or settle any suit or proceeding unless such compromise or settlement (i) is solely for monetary damages (for which the Indemnifying Party shall be responsible), (ii) does not impose injunctive or other equitable relief against the Indemnified Party and (iii) includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding. The Indemnified Party (in its capacity as such) may participate in the defense at its own expense.

13.4.

Limitation of Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS A RESULT OF NEGLIGENCE, COMMON LAW FRAUD OR WILLFUL MISCONDUCT, A BREACH OF ARTICLE 11 OR SECTION 2.2 OR IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER OR THEIR AFFILIATES, FOR ANY CLAIMS, DEMANDS OR SUITS FOR CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR MULTIPLE DAMAGES, AND OTHER THAN EVOKE’S PAYMENT OBLIGATIONS HEREUNDER: (i) FOR LOSS OF PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS OPPORTUNITY (IN EACH CASE, WHETHER OR NOT FORESEEABLE AT THE EFFECTIVE DATE), OR (ii) FOR ANY DAMAGES CALCULATED BY REFERENCE TO A MULTIPLIER OF REVENUE, PROFITS, OR SIMILAR METHODOLOGY, CONNECTED WITH OR RESULTING FROM ANY BREACH OF THIS AGREEMENT, OR ANY ACTIONS UNDERTAKEN IN CONNECTION WITH, OR RELATED HERETO, INCLUDING ANY SUCH DAMAGES WHICH ARE BASED UPON BREACH OF CONTRACT, TORT, BREACH OF WARRANTY, STRICT LIABILITY, STATUTE, OPERATION OF LAW OR ANY OTHER THEORY OF RECOVERY.

13.5.

Insurance.  Each Party shall at all times maintain insurance policies or self-insurance in such amounts and with such scope of coverage as are normal and customary in the pharmaceutical industry for a Person of comparable size and engaged in activities comparable to the activities in which such Party engages hereunder.  If requested by the other Party, the insured Party shall furnish a certificate of insurance or other reasonable proof of coverage (which may be a certificate or other evidence issued by a Party under a program of self-insurance) evidencing the requisite coverage required under this Section 13.5 during the Term.  The insurance policies shall be under an occurrence form, but if only a claims-made form is available to a Party, then such Party shall continue to maintain such insurance after the expiration or termination of this Agreement for a period of five (5) years.

14.	TERM AND TERMINATION
14.1.

Term. The Agreement shall take into effect as of the date of execution of both Parties and shall remain in effect for a term of five years from the date of the Commercial Launch unless earlier terminated as provided hereunder (the “Term”).

14.2.	Termination. This Agreement may be terminated as follows:
a.

Termination for revenue shortfall.  After each anniversary date of the Commercial Launch, either Party shall be entitled to terminate the Agreement if cumulative Net Sales have not exceeded the amount set forth below in the twelve month period immediately preceding such anniversary date (the “Minimum Net Revenue” or “MNR”) as long as such termination is exercised within thirty (30) days of such anniversary date:

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b.

Termination upon material breach.  Either Party may terminate this Agreement if the other Party materially breaches this Agreement, and such breach, if curable, is not cured within sixty (60) days upon receipt from the other Party of written notice of the material breach.

c.

Termination for Insolvency.  Either Party may terminate this Agreement immediately on written notice if the other Party (or, if applicable, a parent of such other Party) shall file in any court or Governmental Authority, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the other Party or of its assets, or if the other Party (or, if applicable, a parent of such other Party) shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party (or, if applicable, a parent of such other Party) shall propose or be a party to any dissolution or liquidation, or if the other Party (or, if applicable, a parent of such other Party) shall make a general assignment for the benefit of its creditors.

d.

Termination by Evoke for Change of Control.  In the event of a Change of Control of Evoke, Evoke shall have the option to terminate the Agreement upon thirty (30) days’ written notice and payment to Novos of a one-time payment determined by the date that such written notice is provided relative to the anniversary date of the Commercial Launch.  More particularly, if such date is in:

i.	Year 1 (within 12 months from the Commercial Launch): Evoke shall pay Novos the greater of:
o	[***] annualized Service Fees calculated based on the last three months of Service Fees, or

o	$5M plus any Principal and any Working Capital Loan previously drawn and not paid down;
ii.	Year 2: Evoke shall pay [***] annualized Service Fees calculated based on the last three months of Service Fees plus any Principal and any Working Capital Loan previously drawn and not paid down;
iii.	Year 3: Evoke shall pay [***] annualized Service Fees calculated based on the last three months of Service Fees plus any Principal and Working Capital Loan previously drawn and not paid down; or
iv.	Years 4 & 5: Evoke shall pay [***] annualized Service Fees calculated based on the last three months of Service Fees plus any Principal and Working Capital Loan previously drawn and not paid down.
e.

Either Party may terminate this Agreement upon thirty (30) days written notice to the other Party if:  (i) the Product is subject to a recall based on material safety concerns for the Product, which shall not include any recall for packaging or labeling issues, manufacturing concerns, or the like; (iii) the Parties have been unable to agree on the initial Commercialization Plan and Commercialization Budget for the Product by February 28, 2019 despite negotiating in good faith; (iv) the product is not Commercially Launched within 9 months of FDA approval or (v) the overall Contribution Profit is negative for any calendar quarter (January through March, April through June, July through September, or October through December) beginning with the first full calendar quarter following 9 months after the Commercial Launch of the Product.

f.

Novos can terminate this Agreement upon thirty (30) days written notice to Evoke if: (i) the Product is not approved for the treatment of gastroparesis (including diabetic gastroparesis) or gastric stasis by April 30th of 2019; (ii) Evoke withdraws the Product from the market in the Territory for a period of greater than one hundred eighty (180) days; or (iii) sample Products are not available for use by the Sales Force representatives on a timely basis following the finalization of the sample Product manufacturing methods and any regulatory approvals needed to manufacture sample Products and following the availability of sufficient manufacturing capacity to manufacture and validate the sample Products.

g.	Evoke may terminate this agreement pursuant to Section 12.3(b).
14.3.	Effect of Termination.
a.

Upon the effective date of expiration or termination of this Agreement, Novos shall promptly cease all performance of the Services and promptly discontinue the use of any Commercialization Know-How, Product Trademarks, Product Copyrights, and Corporate Trademarks.  At Evoke’s election, Novos either shall (a) promptly return to Evoke or (b) destroy and certify to Evoke such destruction of, all Promotional Materials, training materials, and all other information related to the Product or the activities provided for by this Agreement.

b.	Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit any remedies that may otherwise be available in law or equity.

14.4.

Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration, including, without limitation, Novos’ rights to any amounts owed by Evoke hereunder or under the Credit Agreement.  Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

14.5.

Survival.  The rights and obligations of the Parties set forth in Section 1 (Definitions), Section 2.4 (Other Rights), Section 6.1 (Ownership of Regulatory Documentation and Approvals), Section 8.1.c (Novos Compliance with Laws and Policies), Section 10.3 (Audits of Evoke), Section 10.4 (Novos Records), Section 10.5 (Audits of Novos), Section 11 (Confidentiality), Section 13 (Indemnification, Limitation of Liability and Insurance), Section 14.5 (Survival), Section 15 (Notice), and Section 16 (General Provisions) shall survive the termination or expiration of this Agreement.

15.	NOTICE

Any notice or written communication provided for in this Agreement by a Party to the other Party, including but not limited to any and all offers, writings, or notices to be given hereunder, shall be made by registered mail or by courier service delivered letter, promptly transmitted or addressed to the appropriate Party. The date of receipt of a notice or communication hereunder shall be the date of delivery confirmed by the USPS or the courier service in the case of a courier service delivered letter. All notices and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Party effective as above

Notice to Evoke:  Dave Gonyer, CEO

Address:	Evoke Pharma, Inc. 420 Stevens Ave, Ste 370 Solana Beach, CA 92075

Notice to Novos:

Address:
16.	GENERAL PROVISIONS
16.1.

Force Majeure.  Except as otherwise set out in this Agreement, no Party to this Agreement shall have any liability whatsoever or (without prejudice to any payments of monies due) be deemed to be in default for any delays or failures in performance of any of its obligations under this Agreement to the extent such delay or failure is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority (including government shut down) or the other Party.  The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical.  The affected Party shall use all reasonable endeavors to remedy the event or limit the effects of the said event of force majeure upon the other Party in a timely manner.  When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution, including the extension of any Product approval date under Section 14.2(f).  If any force majeure event continues for a period of at least ninety (90) days that would prevent the performance of any material obligation of or receipt of any material benefit (including, without limitation, payment) by a Party under this Agreement, the affected Party shall have the right to terminate this Agreement upon thirty (30) days written notice to the other Party.

16.2.

Governing Law. This Agreement shall in all respects be governed by and interpreted according to the laws of New York and the United States without regard to or application of conflict-of-law rules or principles.

16.3.

Integrity. This Agreement together with the Exhibits attached hereto constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements, understandings and discussions, whether oral or written, of the Parties with respect to the subject matter hereof.  Any modification of this Agreement shall be effective only when in writing and signed by the Parties.

16.4.

Assignability.  Neither Party may assign this Agreement without the consent of the other Party, except as otherwise provided in this Section 16.4.  Either Party may assign this Agreement in whole or in part to any Affiliate of such Party without the consent of the other Party; provided that, such assigning Party provides the other Party with written notice of such assignment and the assignee agrees in writing to assume performance of all assigned obligations.  Further, either Party may assign this Agreement, and all of its rights and obligations, without the consent of the other Party, to its successor in interest by way of merger, acquisition, or sale of all or substantially all of its business or assets; provided that, the assigning Party provides the other Party with written notice of such assignment within thirty (30) days after such assignment, merger, acquisition or sale and the assignee agrees in writing to assume performance of all assigned obligations.

16.5.

Severability. If any provision contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed by limiting such invalid, illegal or unenforceable provision, or if such is not possible, by deleting such invalid, illegal or unenforceable provision from this Agreement; provided that (i) such provision shall be deemed to be replaced by a provision which achieves the original intent of the Parties to the fullest extent possible; (ii) should this Agreement as a result of such deleting not any more reasonably correspond to the good faith intent of the Parties, either Party may propose amendments to the other provisions of this Agreement in order to have the Agreement correspond to such good faith intent and the Parties shall negotiate in good faith on such amendments.

16.6.

Waiver. No course of dealing or failing of either Party to strictly enforce any term, right or condition of this Agreement in any instance shall be construed as a general waiver or relinquishment of such term, right or condition. Such waiver or relinquishment (either generally or any given instance and either retroactively or prospectively) shall only be effective if made expressly in writing by the Party with reference to the specific term, right or condition.

16.7.

No Third Party Rights. The provisions of this Agreement are for the sole benefit of the Parties, their successors and permitted assignees, and they shall not be construed as conferring any rights in any other Persons except as otherwise expressly provided in this Agreement.

16.8.

Headings. The descriptive headings in this Agreement are for convenience only and shall not be interpreted so as to limit or affect in any way the meaning of the language in the pertaining article, section, paragraph or sub-paragraph.

16.9.	Costs and Expenses. Each Party shall, unless specifically otherwise agreed hereunder, bear their own costs and expenses connected with such Party’s activities and performance under this Agreement.
16.10.

Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

[Intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Evoke: Evoke Pharma, Inc.

/s/ David A. Gonyer

Name:  David A. Gonyer

Title:  Chief Executive Officer

Novos: Novos Growth, LLC

/s/ Benjamin T. Bove

Name: Benjamin T. Bove

Title: Chief Executive Officer

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